UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BRACKEN, FRANK A.
   5150 PLANTATION DRIVE
   INDIANAPOLIS, IN  46250
2. Issuer Name and Ticker or Trading Symbol
   FIRST MERCHANTS CORPORATION
   FRME
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   July 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |07-01-|S   | |1,000             |D  |31.25      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07-01-|S   | |5,500             |D  |30.50      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07-03-|S   | |500               |D  |31.25      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07-10-|S   | |1,200             |D  |31.25      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07-15-|S   | |1,500             |D  |31.25      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |07-17-|*W  |V|8,064             |D  |           |106,401            |I     |Co-Trustee R.B. Bracken IRR|
                           |1997  |    | |                  |   |           |                   |      | Trust                     |
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Common Stock               |      |    | |                  |   |           |41,477.1104        |D     |                           |
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Common Stock               |      |    | |                  |   |           |2,780              |I     |Spouse                     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Non-Employee Director |31.25   |07-01|A   |V|600        |A  |01-01|06-30|Common      |600    |       |1,800       |D  |            |
Stock Option (Right to|        |-97  |    | |           |   |-98  |-07  |            |       |       |            |   |            |
 Buy)                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Specific bequest of 2,016 shares to each of four grandchildren of R.B.
Bracken.
SIGNATURE OF REPORTING PERSON
Frank A. Bracken (Confirming Statement on File)
DATE
July 31, 1997